Exhibit 99.1

                                                                                 NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

                                                                                                                       FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2018

THIRD QUARTER FINANCIAL RESULTS

● Third Quarter Sales Increased 44.9% to $65,349,000 versus Third Quarter FY17
● Gross Margin Improves 220-Basis Points from Third Quarter FY17
● Third quarter earnings per share improved to $0.37 versus a loss of $0.16 in the prior year.
● Nine-month EBITDA improved by $16,866,000 versus the prior year.
● Six-Month Backlog at March 30, 2018, was $116,292,000, Up 36.6% in Three Months
● Oil & Gas and Aftermarket Orders Remain Strong

RACINE, WISCONSIN—May 7, 2018— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2018 third quarter ended March 30, 2018.

Sales for the fiscal 2018 third quarter increased to $65,349,000, from $45,084,000 for the same period last year. The 44.9% increase in 2018 third quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American fracking customers, and higher sales of aftermarket components. In addition, global demand year-over-year has improved across many of the Company’s other markets. Year-to-date, sales were $166,960,000, compared to $114,591,000 for the fiscal 2017 nine months. Currency movement contributed $2,141,000 and $3,599,000 to the third quarter and year to date volume growth, respectively.

“Strengthening demand trends from customers in the North American fracking market, as well as throughout many of our other global markets, is driving significant growth in sales and profitability,” commented John H. Batten, President and Chief Executive Officer. “The actions we took during the past two years aimed at realigning our cost structure, investing in our products, and supporting our customers is paying off and we are extending our leadership position throughout many of our product categories. As our financial results benefit from improving demand, we are working to further expand our competitive position, enhance our operations, and improve the diversification of our business. We have created a compelling global platform that is well positioned for continued growth.”

Gross margin for the fiscal 2018 third quarter was 31.7%, compared to 29.5% in the fiscal 2017 third quarter. The 220-basis point increase in gross profit percent for the fiscal 2018 third quarter compared to the fiscal 2017 third quarter was primarily due to higher volumes, a more profitable mix of product revenues, improved operating efficiencies and a global reduction in fixed manufacturing costs. Year-to-date, gross margin was 31.6%, compared to 27.4% for the fiscal 2017 nine months.

For the fiscal 2018 third quarter, marketing, engineering and administrative (ME&A) expenses grew $1,010,000 to $14,747,000. The 7.4% increase in ME&A expenses in the quarter was primarily due to increased global bonus expense, additional salary expense to support volume growth and a currency exchange impact. As a percent of revenues, ME&A expenses fell to 22.6% for the fiscal 2018 third quarter, compared to 30.5% for the same period last fiscal year. Year-to-date, ME&A expenses were $43,683,000, compared to $38,772,000 for the fiscal 2017 nine-month period. As a percent of revenues, year-to-date ME&A expenses fell to 26.2%, compared to 33.8% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $452,000 in the fiscal 2018 third quarter, compared to restructuring charges of $293,000 in the same period last fiscal year. Restructuring activities during the fiscal 2018 third quarter related primarily to cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $2,501,000, compared to $1,367,000 for the same period last fiscal year.

The fiscal 2018 effective tax rate for the first three quarters was 39.4%, compared to the fiscal 2017 rate of 34.8%. The fiscal 2018 rate was impacted by two significant discrete adjustments. During the first quarter of fiscal 2018, the Company recorded a tax benefit of $3.8 million related to the reversal of a valuation allowance in a certain foreign jurisdiction that had been subject to a full valuation allowance. Improvement in operating results, along with a business reorganization which provided favorable tax planning opportunities, allowed for the reversal of this valuation allowance. During the second quarter of the current fiscal year, in compliance with the Tax Cuts and Jobs Act, the Company recorded a non-cash tax expense of $4.3 million, primarily due to a remeasurement of deferred tax assets and liabilities. In addition, a rate change in Belgium resulted in a $0.4 million non-cash tax expense due to remeasurement of deferred tax assets and liabilities. The reduced domestic rate resulting from the Tax Cuts and Jobs Act, the mix of earnings by jurisdiction and smaller discrete adjustments explain the remaining movement in the Company’s effective tax rate.

Net income attributable to Twin Disc for the fiscal 2018 third quarter was $4,308,000, or $0.37 per diluted share, compared to a net loss attributable to Twin Disc of ($1,849,000), or ($0.16) per diluted share, for the fiscal 2017 third quarter. Net income in the 2017 third quarter and nine-month period, included a $2,637,000 non-cash impairment charge to goodwill that was associated with the Company’s domestic industrial business. Year-to-date, net income attributable to Twin Disc was $3,586,000, or $0.31 per diluted share, compared to a net loss attributable to Twin Disc of ($7,456,000), or ($0.66) per diluted share, for the fiscal 2017 nine months.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were $7,166,000 for the fiscal 2018 third quarter, compared to ($1,739,000) for the fiscal 2017 third quarter. For the fiscal 2018 nine-month period, EBITDA was $11,122,000 compared to ($5,744,000) for the fiscal 2017 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “Our strong balance sheet provides us with the flexibility to invest in our operations, while supporting the strong growth in sales and backlog we have experienced throughout the year. Working capital at March 30, 2018, was $99,239,000, compared to $84,911,000 at June 30, 2017, and $84,289,000 at March 31, 2017. At March 30, 2018, inventories were up a moderate 19.7% from the same period a year ago, despite the 44.9% increase in sales and 133.4% increase in six-month backlog. Inventory turns have improved 23% compared to the prior year result through three quarters. At March 30, 2018, the Company had $15,115,000 in cash and $7,604,000 of borrowings drawn under its $40,000,000 revolving credit facility. Twin Disc has invested $4,354,000 in capital expenditures during the fiscal 2018 nine-month period and expects to invest approximately $6,000,000 to $8,000,000 in total fiscal 2018 capital expenditures.”

Mr. Batten concluded, “Our six-month backlog at March 30, 2018, was $116,292,000 compared to $46,437,000 at June 30, 2017, and $49,835,000 at March 31, 2017. The six-month backlog increased $31,176,000 or 36.6% over the last three months and is at the highest level in 23 quarters. The significant growth in backlog is primarily due to further improvements in our North American oil and gas markets. In addition, Twin Disc continues to experience higher demand trends throughout many of its other domestic and global markets. We anticipate that increasing demand in the oil and gas markets will continue and we are well positioned to benefit from a strengthening capital investment cycle. I remain encouraged by the direction we are headed. Fiscal 2018 is shaping up to be a strong year for the Company and we expect favorable trends will continue into the new fiscal year.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Monday, May 7, 2018. To participate in the conference call, please dial 800-263-0877 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. May 7, 2018 until midnight May 14, 2018. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 9332785.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)
	Quarter Ended		Three Quarters Ended
	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017

Net sales	$65,349	$45,084	$166,960	$114,591
Cost of goods sold	44,624	31,790	114,214	83,175
Gross profit	20,725	13,294	52,746	31,416

Marketing, engineering and
administrative expenses	14,747	13,737	43,683	38,772
Restructuring expenses	452	293	2,501	1,367
Goodwill and other impairment charge	-	2,637	-	2,637
Income (loss) from operations	5,526	(3,373)	6,562	(11,360)
Interest expense	80	61	227	236
Other (income) expense, net	(23)	(67)	244	(414)
Income (loss) before taxes and noncontrolling interest	5,469	(3,367)	6,091	(11,182)
Income tax expense (benefit)	1,133	(1,639)	2,401	(3,892)

Net income (loss)	4,336	(1,728)	3,690	(7,290)
Less: Net earnings attributable to
noncontrolling interest, net of tax	(28)	(121)	(104)	(166)
Net income (loss) attributable to Twin Disc	$4,308	$(1,849)	$3,586	$(7,456)

Net income (loss) per share data:
Basic net income (loss) per share attributable to Twin Disc common shareholders	$0.37	$(0.16)	$0.31	$(0.66)
Diluted net income (loss) per share attributable to Twin Disc common shareholders	$0.37	$(0.16)	$0.31	$(0.66)

Weighted average shares outstanding data:
Basic shares outstanding	11,313	11,250	11,289	11,236
Diluted shares outstanding	11,344	11,250	11,320	11,236

Comprehensive income (loss):
Net income (loss)	$4,336	$(1,728)	$3,690	$(7,290)
Benefit plan adjustments, net of taxes of $212, $398, $1,164 and $1,196, respectively	474	682	2,682	2,104
Foreign currency translation adjustment	1,849	1,059	4,878	(2,456)
Comprehensive income (loss)	6,659	13	11,250	(7,642)
Less: Comprehensive income attributable to noncontrolling interest	(26)	(38)	(95)	(149)
Comprehensive income (loss) attributable to Twin Disc	$6,633	$(25)	$11,155	$(7,791)

Reconciliation of Consolidated net Earnings (LOSS) to EBITDA (In thousands; unaudited)
	Quarter Ended		Three Quarters Ended
	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017
Net income (loss) attributable to Twin Disc	$4,308	$(1,849)	$3,586	$(7,456)
Interest expense	80	61	227	236
Income taxes	1,133	(1,639)	2,401	(3,892)
Depreciation and amortization	1,645	1,688	4,908	5,368
Earnings (loss) before interest, taxes, depreciation and amortization	$7,166	$(1,739)	$11,122	$(5,744)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	March 30,	June 30,
	2018	2017
ASSETS
Current assets:
Cash	$15,115	$16,367
Trade accounts receivable, net	39,752	31,392
Inventories	80,041	66,193
Prepaid expenses	7,738	8,295
Other	9,461	7,187

Total current assets	152,107	129,434

Property, plant and equipment, net	48,031	48,212
Deferred income taxes	18,997	24,198
Goodwill, net	2,843	2,585
Intangible assets, net	2,041	2,009
Other assets	4,580	4,460

TOTAL ASSETS	$228,599	$210,898

LIABILITIES AND EQUITY
Current liabilities:

Accounts payable	$26,244	$21,301
Accrued liabilities	26,624	23,222

Total current liabilities	52,868	44,523

Long-term debt	7,604	6,323
Accrued retirement benefits	29,944	33,706
Deferred income taxes	988	1,011
Other long-term liabilities	1,585	1,768

Total liabilities	92,989	87,331

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	10,902	10,429
Retained earnings	172,954	169,368
Accumulated other comprehensive loss	(25,102)	(32,671)
	158,754	147,126
Less treasury stock, at cost (1,548,183 and 1,580,335 shares, respectively)	23,713	24,205

Total Twin Disc shareholders' equity	135,041	122,921

Noncontrolling interest	569	646
Total equity	135,610	123,567

TOTAL LIABILITIES AND EQUITY	$228,599	$210,898

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	For the Three Quarters Ended
	March 30, 2018	March 31, 2017

Cash flows from operating activities:
Net income (loss)	$3,690	$(7,290)
Adjustments to reconcile net income (loss) to net cash provided
(used) by operating activities:
Depreciation and amortization	4,908	5,368
Restructuring expenses	162	129
Impairment charge	-	2,637
Provision for deferred income taxes	3,455	(3,640)
Stock compensation expense and other non-cash changes, net	1,330	1,163
Net change in operating assets and liabilities	(12,544)	791
Net cash provided (used) by operating activities	1,001	(842)

Cash flows from investing activities:
Acquisitions of fixed assets	(4,354)	(1,869)
Proceeds from sale of fixed assets	141	11
Other, net	(129)	(129)
Net cash used by investing activities	(4,342)	(1,987)

Cash flows from financing activities:

Borrowings under revolving loan agreement	54,415	38,793
Repayments under revolving loan agreement	(53,138)	(38,316)
Dividends paid to noncontrolling interest	(172)	(109)
Payments of withholding taxes on stock compensation	(422)	(140)
Net cash provided by financing activities	683	228

Effect of exchange rate changes on cash	1,406	(732)

Net change in cash	(1,252)	(3,333)

Cash:
Beginning of period	16,367	18,273

End of period	$15,115	$14,940

####